Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of the Products Sector of AdSouth Partners, Inc., acquired by Vertical Branding, Inc. (formerly MFC Development Corporation),  on Form SB-2 Amendment No. 1 (File No. 333-137321) of our report dated October 4, 2006 with respect to our audit of the financial statements of the Products Sector of AdSouth Partners, Inc. as of December 31, 2005 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP

New York, New York

April 10, 2007